Exhibit 99.1

FOR IMMEDIATE RELEASE

INVESTOR CONTACT:	MEDIA CONTACT:
Larry Thede	Andrea Lashnits
Quovadx, Inc.	Quovadx, Inc.
720-554-1346	720-554-1246
larry.thede@quovadx.com	andrea.lashnits@quovadx.com

QUOVADX PROVIDES UPDATE REGARDING FORM 10-Q,
INFOTECH NETWORK GROUP

ENGLEWOOD, CO, May 13, 2004 — Quovadx, Inc. (Nasdaq: QVDX), a global platform software and vertical solutions company, today announced that it has advised its independent auditors, Ernst & Young, LLP (E&Y) that it has identified two distributor contracts totaling approximately $1 million entered into during 2003 that require further review. These issues were identified as a result of a review being conducted by new management.

“After joining the company in mid April, Mel Keating, the acting CFO, and I immediately initiated a review of prior contracts,” stated Harvey A. Wagner, acting president and chief executive officer of Quovadx. “As President and CEO of Quovadx, I am committed to adhering to the highest ethical standards in our operations and this review will continue until the board and I are satisfied with the results.”

The company is continuing its review of past accounting practices and can offer no assurances that additional issues will not surface. As a result of these discoveries and the possibility of further review, Quovadx was unable to timely file its Quarterly Report on Form 10-Q for the period ending March 31, 2004. The Company is working with E&Y to define the scope of the issues. The Company had a cash balance of $14.0 million at March 31, 2004 and a cash balance of approximately $10.1 million at April 30, 2004.

Quovadx has notified the Securities and Exchange Commission (SEC) of the newly identified concerns. As previously disclosed, on April 12, 2004 Quovadx announced that the SEC was conducting a formal investigation of certain transactions entered into during the third quarter of 2002 and of transactions between Quovadx and Infotech Network Group during 2003. The Company continues to provide documents and information to the SEC. The new issues do not involve the Company’s relationship with Infotech Network Group.

Update on Infotech Network Group

The Quovadx audit committee has completed its investigation of the Infotech Network Group transactions. Their findings include the following.

To date, Quovadx has received no payments from Infotech under the distribution agreement executed on September 8, 2003. Infotech continues to owe the Company approximately $14.1 million for software that was shipped to Infotech under the distribution agreement. As previously reported, Quovadx has removed all revenue associated with Infotech from its financial reports and has determined that any revenue from transactions with Infotech will be recognized only if and when cash is received from them. Based on information obtained by Quovadx to date, Infotech is an outsourcing agent for Indian companies seeking outsourcing work. Prior to the distribution agreement with Quovadx, it had not been a software distributor or sold software. Further, it cannot be determined that the purported line of credit maintained by Infotech at a bank in India now exists or has existed, that such line of credit was secured by liquid assets, or that it was capable of backing letters of credit to be established by Infotech to secure payment under the distribution agreement.

Quovadx also previously reported that it had been notified of the issuance of letters of credit in favor of Infotech totaling $5.6 million, which the Company believed would facilitate payments owed by Infotech under the distribution agreement. Quovadx no longer expects such letters of credit, or any other credit facilities established by Infotech, to be a source of payment by Infotech. The Company now expects to receive payment from Infotech only if and when Infotech receives sufficient cash from resale of Quovadx’s products. Infotech has provided Quovadx with memorandums of understanding with state governments in India purportedly for the resale by Infotech of Quovadx’s products, but these memorandums of understanding do not commit such governments to purchase products from Infotech, and there is no assurance if or when they, or any other potential customers of Infotech, will do so.

Quovadx’s new management and its advisors have also investigated the circumstances surrounding an outsourcing agreement entered into between Quovadx and Infotech on September 8, 2003, under which Quovadx would pay up to $2.46 million to Infotech for outsourcing services. New management has determined that this outsourcing agreement was likely an inducement to Infotech to enter into the distribution agreement referred to above and also executed on September 8, 2003, and that Infotech would not have entered into the distribution agreement without concurrently entering into the outsourcing agreement. There also appears to have been an additional inducement to Infotech to enter into the distribution agreement in the form of discussions between Infotech and Quovadx’s former management regarding a target of an additional $10 million in outsourcing services to be purchased by Quovadx from Infotech on an annual basis. There is no legally binding commitment for Quovadx to purchase any such additional outsourcing services. Quovadx has advised Infotech of its obligation to pay the amount owed under the distribution agreement regardless of whether any further outsourcing services are purchased by Quovadx.

Quovadx has made payments to Infotech totaling approximately $2.9 million, consisting of a $410,000 payment in October 2003, payments totaling $500,000 in December 2003 and a payment of approximately $2 million in March 2004. These payments were authorized by Quovadx’s former management, and were purported to be prepayments to Infotech under the outsourcing agreement. Certain of these payments appear to have been made for the purpose of enabling Infotech to establish the letters of credit required to secure Infotech’s payment obligations under the distribution agreement. Infotech has represented to Quovadx that these funds were used to create the necessary infrastructure to accommodate the anticipated increase in outsourcing work from Quovadx to Infotech. Quovadx cannot confirm that the funds were used for these purposes, or that it will receive full benefit from the payment of such funds to Infotech.

Annual Shareholders’ Meeting Postponed Until Further Notice

Quovadx also announced that it is postponing its annual shareholders meeting as a result of these issues. The meeting had been scheduled for Thursday, June 3, 2004, in Englewood, Colorado. The new date has yet to be announced.

“We recognize that this is a very difficult time for the company, and we are grateful to our employees and customers for their continued support,” added Mr. Wagner.

About Quovadx, Inc.
 Quovadx (Nasdaq: QVDX), a global software and services firm based in Englewood, Colorado, helps more than 20,000 enterprise customers worldwide develop, extend and integrate applications based on open standards. Quovadx Inc. is comprised of two primary divisions, the Rogue Wave Software division, which provides reusable software components and services that facilitate application development, and the Enterprise Application division, which offers vertically specific solutions to improve business processes and create value from existing systems. Quovadx serves companies in healthcare, financial services, telecommunications, the public sector, manufacturing, and life sciences. Quovadx operates internationally with more than 500 employees. For more information, please visit http://www.quovadx.com.

Cautionary Statement: Certain forward-looking statements are included in this release. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements reflect management’s current expectations regarding future events and operating performance and speak only as of the date of this release. Investors are cautioned that all forward-looking statements in this release involve risks and uncertainties and other factors that could cause actual results to differ materially from those referred to in the forward-looking statements. Factors that may affect future results include market acceptance of and demand for our products, the success of our sales and marketing strategy, our ability to grow revenue, the need to maintain and enhance relationships with systems integrators, channel partners and other parties, competition, economic and general business conditions, the ability to maintain sufficient liquidity to fund operations, failure to meet financial and product expectations of analysts and investors, the impact of the pending SEC investigation and class action litigation and other risks described in the Company’s annual and quarterly filings with the SEC, copies of which are available without charge from the Company. The filings are available electronically through a link from Quovadx’s investor relations web page or from the SEC Website at www.sec.gov under “Quovadx, Inc.” If any of the events described in those filings were to occur, either alone or in combination, it is likely that our ability to reach the results described in the forward-looking statements could be impaired and our stock price could be adversely affected. We do not undertake any obligation to update or correct any forward-looking statements included in this release to reflect events or circumstances occurring after the date of this release.

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